Exhibit 99.2
Unaudited Pro Forma Combined Condensed Financial Information
The following unaudited pro forma combined condensed balance sheet as of March 31, 2006 and the unaudited pro forma combined condensed statements of income for the three months ended March 31, 2006 and for the year ended December 31, 2005 are based on the historical financial statements of Spinco and Valor. The unaudited pro forma combined condensed financial statements give effect to (1) the contribution of Alltel’s wireline operations to Spinco, (2) the spin off of Spinco to Alltel’s stockholders and (3) the merger of Spinco with Valor accounted for as a reverse acquisition of Valor by Spinco, with Spinco considered the accounting acquirer, based on the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements.
The unaudited pro forma combined condensed financial statements have been prepared using the purchase method of accounting as if the transaction had been completed as of January 1, 2005 for purposes of the combined condensed statements of income and on March 31, 2006 for purposes of the combined condensed balance sheet.
The unaudited pro forma combined condensed financial statements present the combination of historical financial statements of Spinco and Valor adjusted to give effect (1) to the transfer of certain assets and liabilities from and to Alltel and Spinco immediately prior to the spin-off that are not included in Spinco’s historical balance sheet as of March 31, 2006, (2) the issuance of $4.9 billion of long-term debt by Windstream as further discussed in Notes (b) and (f) below (assuming Valor’s outstanding notes remain outstanding), (3) to the spin-off of Spinco to Alltel’s stockholders through a tax free stock dividend, payment of a special dividend by Spinco to Alltel in an amount not to exceed Alltel’s tax basis in Spinco and the distribution by Spinco of certain of its debt securities to Alltel, as further discussed in Note (b) below and (4) to the merger of Spinco with Valor. (See Note (i) below.)
The unaudited pro forma combined condensed financial statements were prepared using (1) the unaudited combined financial statements of Spinco as of and for the quarterly period ended March 31, 2006 included in the proxy statement/prospectus-information statement filed on May 26, 2006, (2) the audited combined financial statements of Spinco as of and for the year ended December 31, 2005 included in the proxy statement/prospectus-information statement filed on May 26, 2006, (3) the unaudited consolidated financial statements of Valor included in Valor’s quarterly report on Form 10-Q as of and for the quarterly period ended March 31, 2006, and (4) the audited consolidated financial statements of Valor included in Valor’s annual report on Form 10-K as of and for its fiscal year ended December 31, 2005.
Although Valor issued approximately 403 million of its common shares to effect the merger with Spinco, the business combination is being accounted for as a reverse acquisition with Spinco considered the accounting acquirer. As a result, the fair value of Valor’s common stock issued and outstanding as of the date of the merger will be allocated to the underlying tangible and intangible assets and liabilities of Valor based on their respective fair market values, with any excess allocated to goodwill. The pro forma purchase price allocation was based on an estimate of the fair market value of the tangible and intangible assets and liabilities of Valor. Certain assumptions have been made with respect to the fair market value of identifiable intangible assets as more fully described in the accompanying notes to the unaudited pro forma combined condensed financial statements. As of the date of this filing, Windstream has just commenced the appraisals necessary to arrive at the fair market value of the assets and liabilities to be acquired and the related allocations of purchase price. Once Windstream has completed the appraisals necessary to finalize the required purchase price allocation after the consummation of the merger, the final allocation of purchase price will be determined. The final purchase price allocation based on third party appraisals may be different than that reflected in the pro forma purchase price allocation, and this difference may be material.
The management of Windstream is developing a plan to integrate the operations of Valor and Spinco after the merger. Both companies provide local telephone service to customers in primarily rural markets. The footprint of Spinco’s rural markets and the states in which it operates are highly complementary to Valor’s rural market footprint. As a result, the management of Windstream expects to fully integrate Valor’s business into that of Spinco, and will report Valor’s operations with those of Spinco in the wireline segment. Windstream’s business strategy is not expected to differ significantly from that of either Spinco or Valor. In particular, one of the more important challenges facing both Spinco and Valor, and which is expected to continue to impact Windstream, is the loss of access lines, primarily due to wireless and broadband substitution. The management of Windstream will continue focusing on the strategy of selling enhanced services to existing customers, including broadband services, and increasing average revenue per line through a combination of new product offerings and bundling of various services. In addition to stemming the loss of access lines and related revenues, a priority of Windstream will be the generation of sufficient cash flows to fund interest payments of the long-term debt being issued, as further discussed in Notes (b), (f) and (p) below, repayment of that debt, employee benefit plan obligations, capital expenditures necessary to maintain and enhance the network, and payment of dividends pursuant to the policy established by Windstream’s management.

In connection with the plan to integrate the operations of Valor and Spinco, management anticipates that certain non-recurring charges, such as severance and relocation expenses and branding and signage costs, will be incurred in connection with this integration. Such charges are estimated to be between $30.0 and $50.0 million as of the date of this filing. Any such charge could affect the combined results of operations of Spinco and Valor in the period in which such charges are recorded. The unaudited pro forma combined condensed financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction. In addition, the unaudited pro forma combined condensed financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructurings resulting from the transaction, nor do they include any potential incremental costs due to loss of synergies due to the separation from Alltel, which are expected to result in a net annual savings of approximately $40.0 million.
The unaudited pro forma combined condensed financial statements are not intended to represent or be indicative of the combined results of operations or financial condition of Spinco and Valor that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of Spinco and Valor. The unaudited pro forma combined condensed financial statements should be read in conjunction with the separate historical financial statements and accompanying notes of Spinco and Valor.

Windstream Corporation
Unaudited Pro Forma Combined Condensed Balance Sheet
As of March 31, 2006

		Additional		Issuance of
		Transfers of		Debt
	ALLTEL	Assets and		Securities,		Payment		ALLTEL		Pro Forma
	Holding,	Liabilities		Net of		of Dividends		Holding,	Valor	Add (Deduct)
(Millions)	as reported	from Alltel		Prepayment		to Alltel		as adjusted	as Reported	Adjustments		Combined
Assets
Cash and short-term investments	$9.9	$(5.3	)(a)	3,074.4	(b)	$(2,275.1	)(b)	$803.9	$69.8	$(734.7	)(i)	$139.0
Other current assets	361.6	—		—		—		361.6	67.0	(14.2	)(e,i)	414.4

Total current assets	371.5	(5.3)		3,074.4		(2,275.1)		1,165.5	136.8	(748.9)		553.4

Investments	2.0	—		—		—		2.0	—	10.4	(c)	12.4
Goodwill	1,218.7	—		—		—		1,218.7	1,057.0	(218.1	)(d,i)	2,057.6
Other intangibles	315.7	—		—		—		315.7	—	675.0	(i)	990.7
Property, plant and equipment, net	2,926.8	114.1	(a)	—		—		3,040.9	707.6	—		3,748.5
Other assets	31.4	207.9	(a)	37.7	(b)	—		277.0	55.9	(55.2	)(c,d,e,g)	277.7

Total assets	$4,866.1	$316.7		$3,112.1		$(2,275.1)		$6,019.8	$1,957.3	$(336.8)		$7,640.3

Liabilities and Shareholders’ Equity
Current liabilities	$396.2	$—	(a)	$(12.1	)(f)	$—		$384.1	$89.0	$(14.2	)(e,i)	$458.9

Long-term debt	238.7	—		4,835.5	(b,f)	—		5,074.2	1,180.6	(765.6	)(f,i)	5,489.2
Deferred income taxes	677.7	97.6	(a)	—		—		775.3	93.9	138.4	(j)	1,007.6
Other liabilities	184.0	(4.3	)(a)	—		—		179.7	27.7	20.2	(e,g)	227.6

Common stock	—	—		—		—		—	—	—		—
Additional paid-in capital	—	—		—		(393.5	)(b)	(393.5)	892.7	(41.8	)(h,i)	457.4
Treasury stock	—	—		—		—		—	(0.4)	—		(0.4)
Parent company investment	1,288.4	224.9	(a)	(1,513.3	)(b)	—	(b)	—	—	—		—
Accumulated other comprehensive income	0.5	(0.5	)(a)	—		—		—	(4.9)	4.9	(h)	—
Retained earnings (deficit)	2,080.6	(1.0	)(a)	(198.0	)(f)	(1,881.6	)(b)	—	(321.3)	321.3	(h)	—

Total liabilities and shareholders’ equity	$4,866.1	$316.7		$3,112.1		$(2,275.1)		$6,019.8	$1,957.3	$(336.8)		$7,640.3

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

Windstream Corporation
Unaudited Pro Forma Combined Condensed Statement of Income
For the Three Months Ended March 31, 2006

	ALLTEL		Pro Forma
	Holding,	Valor	Add (Deduct)
(Millions, except per share amounts)	as reported	as Reported	Adjustments		Combined
Revenues and sales	703.0	125.6	(4.0	)(k)	$824.6

Costs and expenses:
Cost of services	192.8	26.7	—		219.5
Cost of products sold	84.3	—	—		84.3
Selling, general, administrative and other	79.7	32.6	(4.0	)(k)	108.3
Depreciation and amortization	102.6	22.0	7.3	(l)	131.9
Royalty expense to Parent	67.2	—	(67.2	)(m)	—
Restructuring and other charges	2.5	—	(2.5	)(n)	—

Operating income	173.9	44.3	62.4		280.6

Other income (expense), net	1.2	1.1	—		2.3
Intercompany interest income	14.5	—	(14.5	)(o)	—
Interest expense	(4.5)	(20.6)	(84.6	)(p)	(109.7)

Income before income taxes	185.1	24.8	(36.7)		173.2
Income taxes	72.3	8.8	(14.3	)(q)	66.8

Income before cumulative effect of accounting change	$112.8	$16.0	$(22.4)		$106.4

Earnings per share:
Basic	N/A	$.23			$.22
Diluted	N/A	$.23			$.22

Average common shares outstanding:
Basic	N/A	69.8	404.3	(r)	474.1
Diluted	N/A	69.8	404.3	(r)	474.1
The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

Windstream Corporation
Unaudited Pro Forma Combined Condensed Statement of Income
For the Year Ended December 31, 2005

	ALLTEL		Pro Forma
	Holding,	Valor	Add (Deduct)
(Millions, except per share amounts)	as reported	as Reported	Adjustments		Combined
Revenues and sales	2,923.5	505.9	(15.9	)(s)	$3,413.5

Costs and expenses:
Cost of services	796.1	107.6	—		903.7
Cost of products sold	374.8	—	—		374.8
Selling, general, administrative and other	340.1	139.7	(15.9	)(s)	463.9
Depreciation and amortization	474.2	89.9	29.2	(t)	593.3
Royalty expense to Parent	268.8	—	(268.8	)(u)	—
Restructuring and other charges	35.7	1.7	(31.3	)(v)	6.1

Operating income	633.8	167.0	270.9		1,071.7

Other income (expense), net	11.6	(33.9)	3.0	(v)	(19.3)
Intercompany interest income	23.3	—	(23.3	)(w)	—
Interest expense	(19.1)	(83.2)	(338.3	)(x)	(440.6)

Income before income taxes	649.6	49.9	(87.7)		611.8
Income taxes	267.9	14.3	(33.6	)(v,y)	248.6

Income before cumulative effect of accounting change	$381.7	$35.6	$(54.0)		$363.3

Earnings per share:
Basic	N/A	$.51			$.77
Diluted	N/A	$.51			$.77

Average common shares outstanding:
Basic	N/A	69.4	404.8	(z)	474.2
Diluted	N/A	69.7	404.8	(z)	474.5
The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
a.	Immediately prior to the effective date of the spin off, Alltel will transfer to Spinco property, plant and equipment (net book value of $114.1 million), pension assets ($207.9 million) and additional other postretirement liabilities ($7.4 million) related to the wireline operations and associated deferred income taxes ($97.6 million). In addition, Spinco will transfer to Alltel certain tax contingency reserves that will be retained by Alltel pursuant to the distribution agreement ($11.7 million), as well as certain international operations. The amounts of the transferred assets and liabilities reflected in the pro forma combined condensed balance sheet have been based upon the March 31, 2006 carrying values and are subject to change. The actual carrying values of the transferred assets and liabilities will be determined as of the date of the spin-off. As a result, those carrying amounts may change, and such changes may be material.

b.	Prior to the spin-off and merger with Valor, Spinco borrowed approximately $4.9 billion through a new senior secured credit agreement and the issuance of unsecured debt securities in a private placement and through the distribution to Alltel of certain of Spinco’s debt securities representing approximately $1.673 billion in debt reduction to Alltel. Proceeds from the debt issuance was used to pay a special dividend to Alltel in an amount not to exceed Alltel’s tax basis in Spinco and for other purposes, including the repayment of certain debt obligations of Valor and Spinco, as further discussed in Note (f) below. Spinco expects to capitalize $37.7 million of debt issuance costs associated with the issuance of the $4.9 billion of long-term debt, and to record a discount upon issuance of $42.8 million. Effective with the spin off, Alltel contributed all of the assets and liabilities of its wireline business to Spinco in exchange for the issuance to Alltel of Spinco’s common stock to be distributed pro rata to Alltel’s stockholders as a tax free stock distribution, the payment of a special dividend to Alltel in an amount not to exceed Alltel’s tax basis in Spinco (estimated to be $2.275 billion), which Alltel will use to repurchase stock pursuant to a special stock buyback program authorized by the Alltel Board of Directors in connection with the spin-off, to repay outstanding indebtedness, or both, within one year following the spin-off, and the distribution by Spinco of certain debt securities (as described above) to Alltel. Immediately after the consummation of the spin off, Spinco merged with and into Valor, with Valor continuing as the surviving corporation. As a result of the merger, all of the issued and outstanding shares of Spinco common stock were converted into the right to receive an aggregate number of shares of common stock of Valor that resulted in Alltel’s stockholders holding approximately 85 percent of the outstanding equity interests of the surviving corporation immediately after the merger and the stockholders of Valor holding the remaining approximately 15 percent of such equity interests. Upon completion of the transaction, 1.04 shares of Valor common stock were distributed to Alltel stockholders for each share of Spinco common stock they are entitled to receive.

c.	This adjustment is to reclassify Valor’s investments in certain wireless partnerships and RTFC equity certificates as of the merger date from other assets to investments to conform to Spinco’s financial statement presentation and to reflect the termination of Valor’s outstanding interest rate swaps and caps, valued at $7.1 million at March 31, 2006. Approximately $5.6 million of the RTFC equity certificates will be redeemed upon repayment of the related debt, as further discussed below in Note (f).

d.	This adjustment is to eliminate as of the merger date the recorded values of Valor’s goodwill of $1,057.0 million and customer list of $0.4 million and to write-off Valor’s remaining unamortized debt issuance costs of $29.7 million.

e.	This adjustment is to eliminate, as of the merger date, Valor’s current and long-term portion of deferred activation fees of $3.1 million and $1.9 million, respectively, and the corresponding amounts of deferred acquisition costs in accordance with Emerging Issues Task Force (“EITF”) No. 01-3, “Accounting in a Business Combination for Deferred Revenue of an Acquiree”.

f.	Immediately following the merger, the surviving corporation repaid with available cash on hand all borrowings outstanding under Valor’s existing credit facility ($780.6 million at March 31, 2006) and $80.8 million of long-term debt obligations of Spinco. In addition, the surviving company paid approximately $8.1 million of early termination penalties in conjunction with repaying the long-term debt obligations of Spinco, as well as $1.9 million of accrued interest. Also, certain RTFC equity securities totaling approximately $5.6 million were refunded in cash upon repayment of Valor’s debt. The following table presents the estimated long-term debt outstanding of the combined company immediately following the merger on a pro forma basis (amounts in millions):

Bank Debt:
Term loan A – 5 year maturity	$500.0
Term loan B – 7 year maturity	1,900.0

Total bank debt	2,400.0

Notes:
ALLTEL Communications Holdings of the Midwest, Inc. – 6.75%, due April 1, 2028	100.0
ALLTEL Georgia Communications Corp. – 6.50%, due in annual installments Through November 15, 2013	80.0
Teleview –7.00%, due in monthly installments through January 2, 2010	1.0
Valor – 7.75%, due November 15, 2015	415.0
Windstream – 8.125%, due August 1, 2013	800.0
Windstream – 8.625%, due August 1, 2016 (net of discount of $46.0 million)	1,703.2

Total notes	3,099.2

Total bank debt and notes	5,499.2
Current portion of long-term debt	10.0

Total long-term debt	$5,489.2

g.	This adjustment is to recognize, as of March 31, 2006, Valor’s unfunded pension and other postretirement benefits liabilities of $46.7 million and to eliminate Valor’s pension asset of $0.1 million and pension and other postretirement benefits liabilities of $24.6 million in accordance with SFAS No. 87, “Employers’ Accounting for Pensions” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”.

h.	This adjustment is to eliminate Valor’s additional paid in capital, accumulated other comprehensive income, and retained deficit accounts as of the merger date, and to recognize reimbursement from Alltel of transaction costs of $33.2 million. Pursuant to the terms of the distribution agreement, Alltel will reimburse Spinco for any transaction costs related to the spin off, the merger, or the issuance of debt that exceeds $75.7 million.

i.	This adjustment represents the estimated purchase price allocation as of March 31, 2006. For purposes of determining the purchase price allocation, the fair market value of all tangible and intangible assets and liabilities of Valor were estimated at March 31, 2006. The allocation of purchase price was as follows:

Consideration:
Value of Valor shares issued and outstanding at March 31, 2006 (1)	$817.7
Valor treasury stock	(0.4)
Repayment of Valor credit facility, net of RTFC security redemption	775.0

Total	1,592.3

Allocated to:
Current assets	133.7
Property, plant and equipment	707.6
Investments and other tangible assets	18.2
Identifiable intangible assets (2)	675.0
Current liabilities acquired	(85.9)
Long-term debt assumed (including fair value adjustment) (3)	(415.0)
Other long-term liabilities acquired (including deferred taxes)	(280.2)

Goodwill (2)	$838.9

(1) The value of Valor’s common stock was calculated on the basis of (1) 71,108,619 shares outstanding as of July 17, 2006 and (2) the closing price of Valor common stock on July 17, 2006 of $11.50. The final value of Valor shares will be based on the actual number of shares outstanding as of the merger date.

(2) The identifiable intangibles consisted of (1) value assigned to the Valor customer base as of March 31, 2006 of $175.0 million and (2) value assigned to the Valor franchise rights as of March 31, 2006 of $500.0 million. For purposes of preparing the unaudited pro forma combined condensed statement of income, Spinco expects to amortize the fair value of the customer base on a straight-line basis over its average estimated life of six years. The franchise rights have been classified as indefinite-lived intangible assets and are not subject to amortization because Spinco expects both the renewal by the granting authorities and the cash flows generated from the franchise rights to continue indefinitely. Goodwill of $838.9 million represents the excess of the purchase price of the acquired business over the fair value of the underlying identifiable net tangible and intangible assets at March 31, 2006. The premium paid by Spinco in this transaction is due to the potential for greater long-term returns as the combination of Spinco and Valor will create the largest telecommunications carrier in the United States which is primarily focused on rural markets. Subsequent to this merger, due to the resulting increased size and economies of scale, the combined company should have greater financial flexibility to develop and deploy products, expand the capacity of its network, respond to competitive pressures and improve the cost structure of its operations. The preliminary allocation of value to the intangible assets was based on assumptions as to the fair value of customers and franchise rights. These values were determined by use of a market approach, which seeks to measure the value of assets as compared to similar transactions in the marketplace. To determine market values, Spinco utilized a third party valuation firm to derive current market values for the customer base (computed on a per customer basis) and franchise rights licenses (computed on a per access line basis) from publicly available data for similar transactions in the wireline industry. These valuations are preliminary and do not necessarily represent the ultimate fair value of such assets that will be determined by an independent valuation firm subsequent to the consummation of the merger.
(3) Fair value adjustments of $15.0 million have been made to the carrying value of Valor’s long term debt that was outstanding as of the merger date and not immediately repaid. The effect of the fair value adjustment to Valor’s long-term debt will be amortized as a reduction to interest expense over the term of each debt issue. The effect of the fair value adjustment to long-term debt has been included in the adjustments to the unaudited pro forma combined condensed statement of income. See Note (p).
j.	This adjustment is to record the incremental deferred taxes required under SFAS No. 109, “Accounting for Income Taxes”, for the difference between the revised book basis, i.e., fair value, of Valor’s assets other than goodwill and liabilities recorded under purchase accounting and the carryover tax basis of those assets and liabilities. Because certain of the identifiable intangible assets recognized in the purchase price allocation had no tax basis at the time of the transaction, a deferred tax liability has been recognized for the difference in book and tax basis of the identifiable intangible assets. The pro forma adjustment to deferred income taxes was based on Spinco’s statutory tax rate of 38.9 percent.

A summary of the effects of the pro forma adjustments outlined in (c) to (i) on goodwill, other assets, other liabilities and additional paid-in capital was as follows:

Effects of pro forma adjustments on other current assets and other current liabilities:
Eliminate current portion of Valor’s deferred activation costs/fees – Note (e)	$(3.1)
Recognize payment of transaction costs and reclassification to goodwill – Note (i)(2)	(11.1)

Net decrease in other current assets and other current liabilities	$(14.2)

Effects of pro forma adjustments on goodwill:
Eliminate carrying value of Valor’s goodwill – Note (d)	$(1,057.0)
Record goodwill in connection with ALLTEL Holding’s reverse acquisition of Valor – Note (i)(3)	838.9

Net decrease in goodwill resulting from pro forma adjustments	$(218.1)

Effects of pro forma adjustments on other assets:
Eliminate carrying value of Valor’s unamortized debt issuance costs – Note (d)	$(29.7)
Reclassification of Valor’s investments in wireless partnerships and RTFC equity certificates – Note (c)	(16.0)
Termination of Valor’s interest rate swaps and caps	(7.1)
Eliminate long-term portion of Valor’s deferred activation costs– Note (e)	(1.9)
Eliminate Valor’s pension asset and customer list – Note (d) and Note (g)	(0.5)

Net decrease in other assets resulting from pro forma adjustments	$(55.2)

Effects of pro forma adjustments on long-term debt:
Reflect repayment of Valor long-term debt obligations – Note (f)	$(780.6)
Adjust Valor bonds to fair value – Note (i)(4)	15.0

Net decrease in long-term debt resulting from pro forma adjustments	$(765.6)

Effects of pro forma adjustments on other liabilities:
Eliminate long-term portion of Valor’s deferred activation fees – Note (e)	$(1.9)
Record additional pension and other postretirement benefit liabilities – Note (g)	22.1

Net increase in other liabilities resulting from pro forma adjustments	$20.2

Effects of pro forma adjustments on additional paid-in capital
Issuance of Valor common stock to effect the merger transaction – Note (i)(1)	$817.7
Record reimbursement of transaction costs from Alltel – Note (h)	33.2
Eliminate Valor’s additional paid-in capital balance – Note (h)	(892.7)

Net decrease in additional paid-in capital resulting from pro forma adjustments	$(41.8)

k.	This adjustment is to eliminate the intercompany revenues and related expenses associated with Spinco’s agreement to provide customer billing services to Valor.

l.	This adjustment reflects the amortization of the finite-lived identifiable intangible assets recorded in this transaction as previously described in Note (i)(3) above. For purposes of determining the amount of the adjustment, the estimated life of Valor’s customer base was assumed to be six years.

m.	This adjustment is to eliminate royalty expense charged to Spinco by Alltel pursuant to a licensing agreement with an Alltel affiliate under which Spinco’s incumbent local exchange carrier subsidiaries were charged a royalty fee for the use of the Alltel brand name in marketing and distributing telecommunications products and services. Following the spin-off and merger with Valor, Spinco will no longer incur this charge as it will cease use of the Alltel brand name, and accordingly, this expense has been eliminated in the pro forma combined condensed statement of income.

n.	This adjustment is to eliminate spin-off-related costs incurred by Spinco during the first quarter of 2006 which are directly related to the transaction. Following the spin-off and merger, Spinco will not incur these charges, and accordingly, these expenses have been eliminated in the pro forma combined condensed statement of income.

o.	This adjustment is to eliminate the intercompany interest income earned by Spinco from Alltel on certain interim financing that Spinco provides to Alltel in the normal course of business. In conjunction with the spin-off, all intercompany balances between Spinco and Alltel will be settled via the special dividend discussed in Note (b). Accordingly, the intercompany interest income has been eliminated in the pro forma combined condensed statement of income.

p.	The adjustment is to record (1) the estimated quarterly interest expense recognized on newly issued debt of the combined company as calculated below, (2) the amortization of debt issuance costs capitalized and original issue discount associated with the newly issued debt as computed below, (3) elimination of interest expense and amortization of debt issuance costs related to pre-existing debt of Spinco and Valor that will be repaid immediately upon consummation of the merger as discussed in Note (f) above, and (4) the effects of amortizing the fair value adjustment to Valor’s long-term debt discussed in Note (i)(4) above. The fair value adjustment to Valor’s long-term debt was estimated to be $15.0 million, effective January 1, 2005.
Calculation of estimated quarterly interest expense for newly issued debt of the combined company is as follows:

Senior secured five-year revolving credit facility (undrawn commitment fee)	$0.3
Term loan A – 5 year maturity	8.4
Term loan B – 7 year maturity	34.4
Term loan C – 4 month maturity (undrawn commitment fee)	0.2
2013 Senior notes	16.2
2016 Senior notes	37.7

Total	$97.2

The weighted average interest rate for the newly issued debt was estimated to be 7.831 percent based on the three-month LIBOR rate on July 17, 2006 of 5.51 percent, resulting in quarterly interest expense of $97.2 million. A change in the weighted average interest rate of one-eighth of one percent would change quarterly interest expense by $1.6 million.
Debt issuance costs and the original issue discount are amortized over the life of the related debt. Debt issuance costs, the discount, the related amortization period and cost per quarter are estimated as follows:

		Amortization
	Issuance Fee	Number of Years	Per Quarter
Senior secured five-year revolving credit facility	$5.0	5.0	$0.25
Term loan A – 5 year maturity	5.0	5.0	0.25
Term loan B – 7 year maturity	19.0	7.0	0.70
2013 Senior notes	8.7	7.0	0.30
2016 Senior notes	42.8	10.0	1.10

Totals	$42.8		$2.60

A summary of the effects of the adjustments on interest expense are as follows:

Estimated quarterly interest expense related to newly issued debt of the combined company (per above)	$97.2
Amortization of estimated capitalized debt issuance costs and discount associated with the newly issued debt (per above)	2.6
Elimination of interest expense and amortization of debt issuance costs related to repayment of borrowings outstanding under Valor’s existing credit agreement and repurchase of certain debt obligations of ALLTEL Holding	(14.8)
Reduction in interest expense due to amortizing fair value adjustment – Note (i)(4)	(0.4)

Net increase in interest expense	$84.6

q.	This adjustment is to reflect the tax effect of the pro forma adjustments described in Notes (k) through (o) above and was based on Spinco’s statutory tax rate of 38.9 percent.

r.	The adjustment to both the weighted average shares outstanding and the diluted weighted average shares outstanding is to reflect the additional Valor common shares of 403.0 issued to effect the merger with Spinco, as well as 1.3 million shares of unvested restricted stock issued by Valor that will vest upon consummation of the merger.

s.	This adjustment is to eliminate the intercompany revenues and related expenses associated with Spinco’s agreement to provide customer billing services to Valor.

t.	This adjustment reflects the amortization of the finite-lived identifiable intangible assets recorded in this transaction as previously described in Note (i)(3) above. For purposes of determining the amount of the adjustment, the estimated life of Valor’s customer base was assumed to be six years.

u.	This adjustment is to eliminate royalty expense charged to Spinco by Alltel pursuant to a licensing agreement with an Alltel affiliate under which Spinco’s incumbent local exchange carrier subsidiaries were charged a royalty fee for the use of the Alltel brand name in marketing and distributing telecommunications products and services. Following the spin-off and merger with Valor, Spinco will no longer incur this charge as it will cease use of the Alltel brand name, and accordingly, this expense has been eliminated in the pro forma combined condensed statement of income.

v.	This adjustment is to eliminate spin-off-related costs incurred by Spinco and merger-related costs incurred by Valor during 2005 which are directly related to the transaction. Following the spin-off and merger, neither company will incur these charges, and accordingly, these expenses have been eliminated in the pro forma combined condensed statement of income. In addition, this adjustment is to eliminate the operating results of the international operations to be transferred from Spinco to Alltel upon consummation of the merger as discussed in Note (a).

w.	This adjustment is to eliminate the intercompany interest income earned by Spinco from Alltel on certain interim financing that Spinco provides to Alltel in the normal course of business. In conjunction with the spin-off, all intercompany balances between Spinco and Alltel will be settled via the special dividend discussed in Note (b). Accordingly, the intercompany interest income has been eliminated in the pro forma combined condensed statement of income.

x.	The adjustment is to record (1) the estimated annual interest expense recognized on newly issued debt of the combined company as calculated below, (2) the amortization of debt issuance costs capitalized and original issue discount associated with the newly issued debt as computed below, (3) elimination of interest expense and amortization of debt issuance costs related to pre-existing debt of Spinco and Valor that will be repaid immediately upon consummation of the merger as discussed in Note (f) above, and (4) the effects of amortizing the fair value adjustment to Valor’s long-term debt discussed in Note (i)(4) above. The fair value adjustment to Valor’s long-term debt was estimated to be $15.0 million, effective January 1, 2005.
Calculation of estimated annual interest expense for newly issued debt of the combined company is as follows:

Senior secured five-year revolving credit facility (undrawn commitment fee)	$1.3
Term loan A – 5 year maturity	33.8
Term loan B – 7 year maturity	137.9
Term loan C – 4 month maturity (undrawn commitment fee)	0.3
2013 Senior notes	65.0
2016 Senior notes	150.6

Total	$388.9

The weighted average interest rate for the newly issued debt was estimated to be 7.831 percent, based on the three-month LIBOR rate on July 17, 2006 of 5.51 percent, resulting in annual interest expense of $388.9 million. A change in the weighted average interest rate of one-eighth of one percent would change interest expense by $6.2 million.

Debt issuance costs and the original issue discount are amortized over the life of the related debt. Debt issuance costs, the discount, the related amortization period and cost per year are estimated as follows:

		Amortization
	Issuance Fee	Number of Years	Per Year
Senior secured five-year revolving credit facility	$5.0	5.0	$1.0
Term loan A – 5 year maturity	5.0	5.0	1.0
Term loan B – 7 year maturity	19.0	7.0	2.7
Senior notes – maturity to be determined (assumed to be 7 years)	8.7	7.0	1.2
Senior notes – 10 year fixed maturity	42.8	10.0	4.3

Totals	$80.5		$10.2

A summary of the effects of the adjustments on interest expense are as follows:

Estimated annual interest expense related to newly issued debt of the combined company (per above)	$388.9
Amortization of estimated capitalized debt issuance costs associated with the newly issued debt (per above)	10.2
Elimination of interest expense and amortization of debt issuance costs related to repayment of borrowings outstanding under Valor’s existing credit agreement and repurchase of certain debt obligations of ALLTEL Holding	(59.3)
Reduction in interest expense due to amortizing fair value adjustment – Note (i)(4)	(1.5)

Net increase in interest expense	$338.3

The following pro forma contractual obligations table represents a summary of future repayments of long-term debt obligations and related interest expense resulting from the issuance of long-term debt discussed in Note (f) as of December 31, 2005. Spinco’s management is currently in the process of evaluating the capital and operating leases of both Spinco and Valor and negotiating certain contracts necessary to the operations of Windstream. As a result, capital and operating leases and purchase obligations have been excluded from the following pro forma contractual obligations table. In addition, because Spinco cannot currently estimate the timing of recognition of the pro forma long-term liabilities, primarily consisting of deferred income taxes, due to net operating loss carryforwards generated by Valor that may be utilized by Windstream, such other long-term liabilities are also excluded from the following pro forma contractual obligations table:

	Payments Due by Period (in millions)
	Less			More
	Than	1-3	3-5	Than
	1 Year	Years	Years	5 Years	Total
Long-term debt, including current maturities (a)	$10.2	$133.5	$483.3	$4,900.0	$5,527.0
Interest payments on long-term debt obligations (b)	431.9	855.2	831.0	1,424.5	3,542.6

Total projected long-term debt and interest payments	$442.1	$988.7	$1,314.3	$6,324.5	$9,069.6

(a)	Excludes fair value adjustment of $15.0 million related to the Valor 7.75% notes.

(b)	Excludes amortization of estimated capitalized debt issuance costs and discount recorded associated with the newly issued debt, and reduction in interest expense due to amortizing fair value adjustment related to the Valor 7.75% notes.
y.	This adjustment is to reflect the tax effect of the pro forma adjustments described in Notes (s) through (x) above and was based on Spinco’s statutory tax rate of 38.9 percent.

z.	The adjustment to both the weighted average shares outstanding and the diluted weighted average shares outstanding is to reflect the additional Valor common shares of 403.0 issued to effect the merger with Spinco, as well as 1.8 million shares of unvested restricted stock issued by Valor that will vest upon consummation of the merger.